Exhibit 99.1

     Priceline.com Reports Strong Sequential Growth In 1st Quarter 2001, Re-
               Affirms Profitability Expectations For 2nd Quarter

      NORWALK, Conn., May 1, 2001 . . . Priceline.com (Nasdaq: PCLN) today reported that revenue for the 1st quarter 2001 rose to $269.7 million, an increase of 18% over 4th quarter 2000 and comfortably within the Company's previously announced guidance. Gross margin for the 1st quarter 2001 was a record-high 16%, compared to 15.4% in the 4th quarter 2000. Gross profit rose to $43.1 million, a 23% increase over 4th quarter 2000. Pro forma net loss for the 1st quarter 2001 was $6.2 million, or $0.03 per share, which represents a 12 cent per share improvement over the 4th quarter 2000. Pro forma net loss is stated before restructuring and special charges, and excludes option payroll taxes, amortization of stock-based compensation charges and loss on sale of stock.

Priceline.com added 891,490 new customers during the 1st quarter, with sequential increases in new customers through each month of the quarter. In total, priceline.com has built a base of nearly 10 million U.S. customers. Repeat business for the 1st quarter 2001 was a record 58%, defined as the number of unique purchase offers coming from repeat customers divided by the number of total unique purchase offers. Repeat and new customer demand accelerated through the 1st quarter 2001.

Earlier this year, priceline.com said it expected 2nd quarter 2001 revenue to increase 10% to 15% over 1st quarter 2001 revenue. Based on 1st quarter 2001 performance and preliminary results in April, the Company re-affirmed those projections today and said that it expects to report its first pro forma operating profit for the 2nd quarter 2001. Pro forma operating profit excludes restructuring charges, option payroll taxes and amortization of stock-based compensation charges.

Priceline.com also reported that, in the 1st quarter 2001, it sold a combined 2,115,775 units of travel products, which consist of airline tickets, hotel room nights and rental car days. By comparison, priceline.com sold 1,698,941 units of travel products in the 4th quarter 2000.

"Priceline.com was successful in achieving strong sequential improvements in key financial metrics," said priceline.com's President and CEO Daniel H. Schulman. "We are also delighted that our brand continues to rebound, as evidenced by increasing numbers of new and repeat customers throughout the quarter. These achievements reflect a concentrated and ongoing company-wide effort to execute on what we have publicly referred to as our 6-point turnaround plan. In each area of the plan, we believe we have achieved tangible results and demonstrable improvements in the 1st quarter."

                                     (more)

Significant 1st quarter 2001 accomplishments include:

      o Priceline.com continued to focus on its core businesses, particularly travel. An innovative new advertising campaign focusing on priceline.com's travel products and the benefits of using the Company's Name Your Own Price travel services was rolled out during the quarter. According to independent 3rd party measurements, priceline.com as a travel and e-commerce brand continues to be differentiated among consumers as being the best deal and a smarter way to buy.

            Priceline.com also launched an extension of its travel products for last-minute travelers. Now, priceline.com customers can purchase airline tickets up until 11:00 p.m. (EST) for travel the next day. They can purchase hotel rooms up until 6:00 p.m. for use that same night. They can purchase rental cars with as little as four hours advance notice.

      o Priceline.com continued to improve its service performance and customer operations. During the 1st quarter, priceline.com launched a new graphics interface for its Web site. In addition to being more colorful and friendlier, the site makes it even easier and faster to make a purchase offer. Priceline continues generally to respond to purchase offers in 15 minutes or less, with an average response time of 4 minutes. Through improvements in Web site disclosure and IVR enhancements, the number of customer service contacts continues to decline. When customers do contact priceline.com customer service, approximately 80% of all incoming calls are answered within 30 seconds, while over 80% of all incoming e-mails are answered within three hours.

      o Priceline.com continued to make progress toward profitability during the 1st quarter by further reducing administrative costs and leveraging operating efficiencies. The Company now believes that it will exceed its original target of $35 million in operating expense reductions. Total headcount has been reduced from a high of 538 employees in the 4th quarter 2000 to 344 employees at the end of the 1st quarter 2001. Revenue per employee on an annualized basis is now $3.13 million.

      o Priceline.com continued to improve its balance sheet during the 1st quarter. In early February, the Company announced that Delta Air Lines had agreed to restructure its investment in priceline.com. The restructuring reduced priceline.com's outstanding preferred stock by $280 million and significantly reduced the Company's dividend requirement. Also in February, priceline.com announced that Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited made a $50 million investment in priceline.com. The Company said that it ended the 1st quarter 2001 with approximately $142 million in cash.

                                     (more)

Looking forward, Mr. Schulman said, "While we are still in a turnaround mode, we are encouraged by the fact that our key customer and financial metrics grew stronger as the 1st quarter went on. Based on our preliminary results in April, we are once again affirming that we expect our first pro forma operating profit in the 2nd quarter 2001. Priceline.com offers real value to our customers and suppliers. That is why we feel confident about our long-term role in the Internet space."

      About priceline.com

Priceline.com is the Name Your Own Pricesm Internet pricing system that provides services across four product categories: a travel service that offers leisure airline tickets, hotel rooms and rental cars; a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee; an automotive service that offers new cars; and a telecommunications service that offers long distance calling services. Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees. In these arrangements, priceline.com generally receives royalties for licensing its intellectual property. Priceline.com also holds securities carrying the right to purchase a significant equity stake in the licensees under certain conditions. Unless those rights are exercised, the results of licensee operations will not be included in priceline.com's financial statements.

                                      # # #

For press information, contact:
Brian Ek at priceline.com 203-299-8167 (brian.ek@priceline.com)

Information about Forward Looking Statements

This press release may contain forward-looking statements. Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "targets," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements.

The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements: adverse changes in the Company's relationships with airlines and other product and service providers; adverse changes in general market conditions for leisure and other travel products; systems-related failures; the Company's ability to protect its intellectual property rights; the effects of increased competition; losses by the Company and its licensees; any adverse impact from negative publicity and negative customer reaction relating to recent announcements concerning the Company; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.

                                                            [LOGO] priceline.com

priceline.com  - 2001 FIRST QUARTER FINANCIAL DATA SUPPLEMENT
--------------------------------------------------------------------------------

                                                                   Page Number
                                                                   -----------
priceline.com Financials

     Pro Forma Condensed Statement of Operations                        1

     Condensed Balance Sheet                                            2

Offer and Customer Activity                                             3

Product Detail

     Air                                                                4

     Hotels                                                             5

     Rental Cars                                                        6

This supplement is unaudited and intended as a supplement to, and should be read in conjunction with, the Company's audited financial statements and the notes thereto filed with the SEC on Form 10-K and quarterly financial statements filed with the SEC on Form 10-Q. Certain data have been reclassified in order to conform historical information in a manner consistent with current presentation and has not been audited in this form. Certain presentations within this supplement are not consistent with Generally Accepted Accounting Principles.

--------------------------------------------------------------------------------
priceline.com Inc.
--------------------------------------------------------------------------------

Pro Forma Condensed Statement of Operations
In thousands, except per share amounts
(Unaudited)

                                                                                                                           1Q01 vs.
Income Statement Analysis                       1Q00            2Q00            3Q00            4Q00           1Q01          4Q00
-------------------------                    ----------      ----------      ----------      ----------     ----------     --------
Travel revenues                                $311,607        $346,822        $335,699        $223,032       $267,020        20%
Other revenues                                    2,191           5,273           5,635           5,137          2,684       -48%
                                             ----------      ----------      ----------      ----------     ----------
     Total revenues                             313,798         352,095         341,334         228,169        269,704        18%

Cost of travel revenues                         264,670         296,386         285,753         191,973        225,496        17%
Cost of other revenues                              101             533           1,146           1,141          1,093        -4%
                                             ----------      ----------      ----------      ----------     ----------
     Total costs of revenues                    264,771         296,919         286,899         193,114        226,589        17%
                                             ----------      ----------      ----------      ----------     ----------

                       Gross profit             $49,027         $55,176         $54,435         $35,055        $43,115        23%
                                             ----------      ----------      ----------      ----------     ----------

Operating expenses:
  Advertising                                    20,339          13,826          14,175          18,865         16,189       -14%
  Sales and marketing                            20,110          23,791          21,394          15,633         14,434        -8%
  General and administrative                     12,704          15,222          11,934          12,334          9,404       -24%
  Systems and business development                5,868           6,695          11,420          15,209         11,112       -27%
                                             ----------      ----------      ----------      ----------     ----------

  Total operating expenses                      $59,021         $59,534         $58,923         $62,041        $51,139       -18%

Operating loss                                  ($9,994)        ($4,358)        ($4,488)       ($26,986)       ($8,024)      -70%

Interest income                                   2,715           2,725           2,264           1,983          1,776       -10%
                                             ----------      ----------      ----------      ----------     ----------

Net loss                                        ($7,279)        ($1,633)        ($2,224)       ($25,003)       ($6,248)      -75%
                                             =========================================================================

Pro forma net loss per share                     ($0.04)         ($0.01)         ($0.01)         ($0.15)        ($0.03)      -78%
                                             =========================================================================

     Recurring supplier warrant costs              (381)           (381)           (381)           (381)             0      -100%
     One-time supplier warrant costs                  0               0               0          (8,595)             0      -100%
     Special charge                                   0               0               0         (34,824)             0      -100%
     Restructuring charge                             0               0               0         (32,006)        (1,400)      -96%
     Stock based compensation                         0               0               0          (1,711)        (5,157)      201%
     Option payroll taxes                        (5,907)         (2,507)           (349)            (25)           (23)       -8%
     Preferred stock dividend                         0          (7,191)         (7,191)              0              0          -
     WebHouse club warrants                           0               0        (189,000)              0              0          -
     Gain/(loss) on sale of stock                     0               0              32          (2,590)          (946)      -63%
                                             ----------      ----------      ----------      ----------     ----------

Net loss                                       ($13,567)       ($11,712)      ($199,113)      ($105,135)      ($13,774)      -87%
                                             ==========      ==========      ==========      ==========     ==========

Net loss applicable to common shareholders       ($0.08)         ($0.07)         ($1.19)         ($0.62)        ($0.07)      -88%
                                             ==========      ==========      ==========      ==========     ==========

Weighted average common shares                  166,467         165,399         167,059         168,662        188,589        12%
Common shares outstanding, end of period        170,162         166,549         167,806         168,898        200,843        19%

------------------------------------------------------------------------------------------------------------------------------------

Gross margin                                       15.6%           15.7%           15.9%           15.4%          16.0%

priceline.com Inc.
--------------------------------------------------------------------------------

Condensed Balance Sheet
In thousands
(Unaudited)

ASSETS                                                            3/31/2000    6/30/2000     9/30/2000     12/31/2000    3/31/2001
                                                                 -----------  -----------   -----------   -----------   -----------
CURRENT ASSETS:
    Cash and cash equivalents                                    $   118,528  $    86,875   $    92,751   $    77,024   $    98,698
    Restricted cash                                                    7,327        8,559        11,750        13,568        17,514
    Short-term investments                                            23,625       43,273        26,122        10,952        26,394
    Accounts receivable, net of allowance for doubtful accounts       52,751       38,993        24,199        13,889        20,706
    Related party receivable                                             108        3,771         5,532            --            --
    Prepaid expenses and other current assets                         15,782       27,182        20,755        15,790        15,187
                                                                 -----------  -----------   -----------   -----------   -----------

         Total current assets                                        218,121      208,653       181,109       131,223       178,499

PROPERTY AND EQUIPMENT, net                                           37,130       41,592        46,257        37,083        35,861
RELATED PARTY RECEIVABLE                                              13,404       15,789        15,089         3,503         3,183
WARRANTS TO PURCHASE COMMON STOCK OF LICENSEES                       189,000      192,250         3,250         3,250         3,250
OTHER ASSETS                                                          25,062       34,554        39,868        20,019        19,769
                                                                 -----------  -----------   -----------   -----------   -----------

    TOTAL ASSETS                                                 $   482,717  $   492,838   $   285,573   $   195,078   $   240,562
                                                                 ===========  ===========   ===========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                             $    59,411  $    73,292   $    59,447   $    40,691   $    51,377
    Preferred stock dividends payable                                     --        7,191        14,382            --            --
    Accrued expenses                                                  13,766       15,998        17,324        33,172        26,630
    Other current liabilities                                          4,280        4,454         3,739         5,434         4,978
                                                                 -----------  -----------   -----------   -----------   -----------
         Total current liabilities                                    77,457      100,935        94,892        79,297        82,985

    Accrued expenses                                                      --           --            --         5,108         4,747
                                                                 -----------  -----------   -----------   -----------   -----------
         Total liabilities                                            77,457      100,935        94,892        84,405        87,732
                                                                 -----------  -----------   -----------   -----------   -----------

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK                        --      359,580       359,580       359,580            --
MANDATORILY REDEEMABLE  PREFERRED STOCK                                   --           --            --            --        80,000
                                                                 -----------  -----------   -----------   -----------   -----------

STOCKHOLDERS' EQUITY:
    Common stock                                                       1,361        1,380         1,390         1,454         1,650
    Treasury stock                                                        --     (359,580)     (359,580)     (326,633)     (326,633)
    Additional paid-in capital                                     1,591,880    1,593,961     1,595,228     1,618,956     1,948,533
    Deferred compensation                                                 --           --            --       (13,053)       (8,471)
    Accumulated other comprehensive income                             5,969        2,224        (1,162)       (1,156)           --
    Accumulated deficit                                           (1,193,950)  (1,205,662)   (1,404,775)   (1,528,475)   (1,542,249)
                                                                 -----------  -----------   -----------   -----------   -----------
         Total stockholders' equity/(deficiency)                     405,260       32,323      (168,899)     (248,907)       72,830
                                                                 -----------  -----------   -----------   -----------   -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $   482,717  $   492,838   $   285,573   $   195,078   $   240,562
                                                                 ===========  ===========   ===========   ===========   ===========

priceline.com Inc.
--------------------------------------------------------------------------------

Offer and Customer Activity

                                                                                                                            1Q01 vs.
Unique Offers:                        1Q00             2Q00             3Q00             4Q00                1Q01            4Q00
--------------                    -----------      -----------      -----------      -----------         -----------      ----------
New Customer Offers                 1,504,685        1,509,416        1,344,025          883,862             891,490              1%
Repeat Customer Offers                833,388          964,350        1,417,840        1,057,738  (1)      1,217,217             15%
        Total Unique Offers         2,338,073        2,473,766        2,761,865        1,941,600  (1)      2,108,707              9%

Repeat customer offers/                 35.6%            39.0%            51.3%            54.5%  (1)          57.7%
     total unique offers

Customers
New Customers                       1,504,685        1,509,416        1,344,025          883,862             891,490              1%

Cumulative Customers                5,257,357        6,766,773        8,110,798        8,994,660           9,886,150             10%

(1) - Repeat customer offers, total unique offers, and the repeat offer rate for the fourth quarter for Hotel and Rental Car Services have been restated from the fourth quarter financial data supplement to eliminate certain duplicate offers.

priceline.com Inc.
--------------------------------------------------------------------------------

Air

                                                                                                                          1Q01 vs.
                                1Q00              2Q00               3Q00               4Q00               1Q01             4Q00
                             -----------       -----------        -----------        -----------       -----------        ----------
Tickets Sold                  1,250,416         1,288,592          1,290,096            809,327          1,075,555              33%

Net Unique Offers             1,820,918         1,753,273          1,756,236          1,242,967          1,392,747              12%
Offers Booked                   801,204           869,408            886,135            590,088            709,576              20%
Bind Rate                         44.0%             49.6%              50.5%              47.5%              50.9%

bind rate = offers booked/net unique offers

Air product was launched on April 6, 1998
priceline.com Inc.
--------------------------------------------------------------------------------

Hotels

                                                                                                                          1Q01 vs.
                                 1Q00              2Q00               3Q00              4Q00               1Q01             4Q00
                              -----------       -----------       -----------       -----------        -----------       ----------
Room Nights Sold                 409,514           432,463           526,450           367,372            432,884               18%

Net Unique Offers                383,708           431,249           511,396           319,501  (2)       351,952               10%
Offers Booked                    180,343           195,517           244,655           176,712  (2)       188,278                7%
Bind Rate                          47.0%             45.3%             47.8%             55.3%  (2)         53.5%

bind rate = offers booked/net unique offers

Hotel product was launched on October 28, 1998

(2) - Net unique offers, offers booked, and the bind rate for the fourth quarter have been restated from the fourth quarter financial data supplement to eliminate certain duplicate offers.

priceline.com Inc.
--------------------------------------------------------------------------------

Rental Cars

                                                                                                                           1Q01 vs.
                                1Q00               2Q00              3Q00               4Q00                 1Q01            4Q00
                            -----------        -----------       -----------        -----------          -----------      ----------
Days Sold                      229,998            429,622           579,866            522,242              607,336              16%

Net Unique Offers               90,639            175,878           217,760            207,436  (3)         229,581              11%
Offers Booked                   37,706             70,351           107,058             93,757  (3)         105,970              13%
Bind Rate                        41.6%              40.0%             49.2%              45.2%  (3)           46.2%

bind rate = offers booked/net unique offers

Rental Car product was launched on February 3, 2000

(3) - See note (2).